EXHIBIT 4.3

ADDENDUM TO THE 8% CONVERTIBLE DEBENTURE

between

ZANETT OPPORTUNITY FUND, LTD.

and

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

This Addendum (this “Addendum”) to the 8% Convertible Debenture (as such term is defined below), entered into as of the 7th day of July, 2016 (the “Addendum Effective Date”), is by and between Zanett Opportunity Fund, Ltd. (the “Holder”) and Integrated Environmental Technologies, Ltd. (the “Company”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the 8% Convertible Debenture issued as of August 21, 2012 (the “Debenture”).

WHEREAS, the Company promised to pay to the Holder, or its registered assigns, upon due presentation and surrender of the Debenture, on or after August 21, 2015, the principal amount of Four Hundred Seventy-Five Thousand One Hundred Dollars ($476,125); and

WHEREAS, the Company and Holder desire to modify the aforementioned Debenture for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	The modifications of the Debenture herein will be effective as of the Addendum Effective Date and will remain in effect for the duration of the Debenture unless further modified in writing by the parties hereto.

2.	The original Maturity Date of August 21, 2015 shall be replaced with December 31, 2017.

3.	The original Conversion Price of $0.10 per share shall be replaced with $0.07 per share.

4.	Other than as specifically modified in this Addendum, all other terms, conditions and covenants of the Debenture shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum, effective as of the Addendum Effective Date.

	INTEGRATED ENVIRONMENTAL		ZANETT OPPORTUNITY FUND, LTD.
TECHNOLOGIES, LTD.

By:	/s/ Thomas S. Gifford	By:	/s/ Zachary E. McAdoo
Name:	Thomas S. Gifford	Name:	Zachary E. McAdoo
Title:	Executive Vice President and	Title:	President, McAdoo Capital, Inc.,
	Chief Financial Officer		Investment Manager to Zanett Opportunity Fund, Ltd.